Exhibit (a)(5)(B)

4650 SW Macadam Avenue, Suite 400 • Portland, OR 97239 • Telephone (503) 946-4800

CONTACT: Dwight Weber, Director of Communications (503) 946-4855

Website: http://www.precast.com

PRECISION CASTPARTS COMMENCES TENDER OFFER

FOR ALL OUTSTANDING SHARES OF TIMET

PORTLAND, Oregon - November 20, 2012 - Precision Castparts Corp. (NYSE:PCP) (PCC) today announced that its wholly owned subsidiary, ELIT Acquisition Sub Corp. (Purchaser), has commenced the previously-announced tender offer for all of the outstanding shares of common stock of Titanium Metals Corporation (NYSE:TIE) (Timet) at a price of $16.50 per share, net to the seller in cash, without interest and less any required withholding of taxes.

On November 9, 2012, PCC announced that it, Purchaser and Timet had signed a definitive merger agreement, pursuant to which the tender offer would be made. Pursuant to the merger agreement, after the completion of the offer and the satisfaction or waiver of certain conditions, Purchaser will be merged with and into Timet and all outstanding shares of Timet’s common stock, other than shares held by Timet, Parent or Purchaser or by stockholders who are entitled to and have properly exercised their appraisal rights under Delaware law, will be converted into the right to receive an amount in cash equal to the $16.50 offer price per share.

The offer is conditioned upon tender of the majority of the outstanding shares not owned by Contran Corporation and its affiliated entities and officers and directors of Timet, approval by regulatory agencies and other conditions that are specified in the offer documents. There is no financing condition to the offer.

The offer is scheduled to expire at 5:00 p.m., New York City time, on Wednesday, December 19, 2012, unless the offer is extended.

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PCC is filing today with the Securities and Exchange Commission (SEC) a tender offer statement on Schedule TO, including an offer to purchase and related letter of transmittal, setting forth in detail the terms of the tender offer. In addition, Timet has indicated to PCC that it is filing with the SEC today a solicitation/recommendation statement on Schedule 14D-9 setting forth in detail, among other things, the recommendation of Timet’s Board of Directors, upon the recommendation of a special committee of independent directors, that all stockholders tender their shares in the offer. Entities affiliated with Contran Corporation have agreed, subject to the terms of a support agreement, to tender shares representing approximately 45% of the total outstanding shares in the offer. In addition, a trust sponsored by one of the Contran Corporation affiliates has indicated its intention to tender shares representing approximately an additional 9% of the total outstanding shares in the offer, subject to its fiduciary duties and other relevant considerations.

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About Precision Castparts Corp.

Precision Castparts Corp. is a worldwide, diversified manufacturer of complex metal components and products. It serves the aerospace, power, and general industrial markets. PCC is the market leader in manufacturing large, complex structural investment castings, airfoil castings, forged components, aerostructures and highly engineered, critical fasteners for aerospace applications. In addition, PCC is the leading producer of airfoil castings for the industrial gas turbine market. PCC also manufactures extruded seamless pipe, fittings, forgings, and clad products for power generation and oil & gas applications; commercial and military airframe aerostructures; and metal alloys and other materials to the casting and forging industries.

About Titanium Metals Corporation

Timet, the largest independent titanium manufacturer in the United States, offers a full range of titanium products, including ingot and slab, forging billet, and mill forms.

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Timet is vertically integrated, capable of making its own titanium sponge. In 2011, more than 75 percent of Timet’s sales were to aerospace and defense end markets, with PCC representing more than 15 percent of total sales. Timet operates seven primary melting or mill facilities in Henderson, Nevada; Toronto, Ohio; Morgantown, Pennsylvania; Vallejo, California; Witton, England; Waunarlwydd, Wales; and Ugine, France, and employs approximately 2,750 people.

Notice to Investors

This press release is neither an offer to purchase nor a solicitation of an offer to sell securities. The tender offer is being made pursuant to a tender offer statement (including an offer to purchase, letter of transmittal, and related tender offer documents), which is being filed today by PCC and Purchaser with the U.S. Securities and Exchange Commission (the SEC). In addition, Timet is filing today a solicitation/recommendation statement on Schedule 14D-9 with the SEC related to the tender offer. INVESTORS AND STOCKHOLDERS ARE URGED TO READ THE TENDER OFFER STATEMENT (INCLUDING AN OFFER TO PURCHASE, LETTER OF TRANSMITTAL AND RELATED TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 CAREFULLY BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors may obtain a free copy of these documents and other relevant documents filed with the SEC through the website maintained by the SEC at www.sec.gov. In addition, a copy of the tender offer statement will be made available free of charge to all stockholders of Timet who direct a request to Georgeson, Inc., the Information Agent for the offer, toll-free at (888) 661-5651.

Forward-Looking Statements

This release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, based on current expectations or beliefs, as well as a number of assumptions about future events. The forward-looking statements in this release address a variety of subjects including but not limited to the expected

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date of closing of the tender offer and the acquisition, the potential benefits of the merger, including the potentially accretive and synergistic benefits, and any other statements or beliefs about PCC’s plans, beliefs or expectations. The following factors, among others, could cause actual results to differ materially from those described in these forward-looking statements: the risk that Timet’s business will not be successfully integrated with PCC’s business; costs associated with the merger and tender offer; the unsuccessful completion of the tender offer; matters arising in connection with the parties’ efforts to comply with and satisfy applicable regulatory approvals and closing conditions relating to the transaction; fluctuations in the aerospace, power generation, and general industrial cycles; the relative success of PCC’s entry into new markets; competitive pricing; the financial viability of PCC’s significant customers; the concentration of a substantial portion of our business with a relatively small number of key customers; the impact on PCC of customer or supplier labor disputes; the uncertainty of litigation, the costs and expenses of litigation, the potential material adverse effect litigation could have on PCC’s business and results of operations if an adverse determination in litigation is made, and the time and attention required of management to attend to litigation; demand, timing, and market acceptance of new commercial and military programs, including the Boeing 787; the availability and cost of energy, materials, supplies, and insurance; the cost of pension benefits and post-retirement medical benefits; equipment failures; product liability claims; relations with PCC’s employees; PCC’s ability to manage its operating costs and to integrate other acquired businesses in an effective manner; misappropriation of our intellectual property rights; governmental regulations and environmental matters; risks associated with international operations and world economies; the relative stability of certain foreign currencies; the impact of adverse weather or natural disasters; the availability and cost of financing; and implementation of new technologies and process improvement. Any forward-looking statements should be considered in light of these factors. PCC undertakes no obligation to publicly release any forward-looking information to reflect anticipated or unanticipated events or circumstances after the date of this document.

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Precision Castparts Corp.’s press releases are available on the Internet at Globe Newswire’s website – http://www.globenewswire.com or PCC’s home page at http://www.precast.com. If you wish to be removed from this list, please reply to Unsubscribe@precastcorp.com.